Exhibit 99.2
DATATRAK International, Inc.
Teleconference Call August 8, 2007 at 4:30 PM ET
Second Quarter 2007 Financial Results and First-Half Operating Results

Hosts:	Jeffrey A. Green, Pharm.D. FCP, President and Chief Executive Officer Terry C. Black, Chief Financial Officer

OPERATOR:	Good afternoon and welcome to the DATATRAK International, Inc. Second Quarter 2007 Earnings Conference Call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. An Operator will give instructions on how to ask a question at that time. If you should need assistance during the Conference, please signal an Operator by pressing “*” then “0” on your touchtone phone. Please note this Conference is being recorded. Before beginning the Conference, DATATRAK management would like to remind you that in discussing the company’s performance today, there will be included some “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainties. Factors may cause actual results to differ materially from those projected in the “forward looking” statements. For a summary of specific risks that could cause results to differ materially from those expressed in the “forward looking” statements, see DATATRAK’s Form 10-K for the year ending December 31, 2006 filed with the SEC. Now I would like to turn over the Conference to Dr. Jeffrey Green. Dr. Green, please go ahead.

DR. JEFFREY GREEN:	Thank you Amy. Welcome everyone to our Conference Call for the Second Quarter of 2007. Today’s call will leave plenty of time for what most people likely want, which is discussion and Q&A. We will begin with a Financial Summary. Following this, we will give a strategic perspective on the current eClinical environment, including a review of the cost savings steps implemented during this Second Quarter followed by a general overview of the unprecedented level of interest we received at the Annual Drug Information Association (DIA) Trade Show in June of this year. Next we will give a status report on developing Enterprise Business Models situations. We will conclude by reviewing and providing some additional information pertaining to the dismissal of the Patent suit that was attempted against DATATRAK. First of all, Financial Results. Revenue for the Second Quarter of 2007 was $3.1 Million dollars. This compared to $4.8 Million dollars for the Second

Quarter of ’06, representing a 37% decrease. The gross profit margin for the Second Quarter was 60% compared to 71% for the same period a year ago. The decline in gross profit margin continues to mostly be the result of decreased revenue in the face of disproportionately fixed direct costs, which is why we took actions to streamline our expenses this past Quarter. A pro forma of cuts, which were made in June in direct costs and applied them to this revenue level for the Second Quarter, the gross profit margin would have been approximately 64%. The net loss for the Quarter was $3 Million dollars or $0.22 per share, basic and diluted. This compared with the net loss of $702,000 or $0.06 per share on a basic and diluted basis for the same period in 2006. With the six months ended June 30, 2007, DATATRAK’s revenue decreased 29% to $6.6 Million dollars, resulting in a net loss of $4.9 Million dollars or $0.38 per share on a basic and diluted basis. The company reported revenue of $9.3 Million dollars and a net loss of $783,000 or $0.07 per share, basic and diluted in the corresponding period of the previous year. During the three months ended June 30, 2007, DATATRAK recorded a charge of $337,000 for severance benefits relating to 17 terminated employees. The company recorded severance charges totaling $295,000 in the same period last year. The employee reduction in June are expected to decrease annual direct costs by approximately $515,000 and annual SG&A expenses by approximately $875,000, for a total cost reduction of approximately $1.4 Million dollars per year. Cash flow from operations during the Second Quarter was a negative $1.4 Million dollars. Cash flow from operations for the first six months was a negative $2.3 Million dollars. Cash balance at the end of the Quarter was approximately $10.8 Million dollars. Our backlog at the end of the Second Quarter was $13.3 Million dollars. Backlog at the end of December ’06 was $12.2 Million dollars and backlog as of today is approximately $12.3 Million dollars. Let’s discuss the current eClinical environment. During the Second Quarter, we instituted monumental changes at DATATRAK. This has not only been related to cost cutting, but also relates to the current reorganization of our entire Sales and Marketing Strategy that clearly was not producing the growth we believed possible with our product offerings. Though it may sound like a contradiction to some, while cost cutting where possible in some areas, we are investing heavily in our main problem area which is Sales and Marketing. On the cost cutting side of the equation, we scaled back positions that were currently less-than-fully utilized as a result of slower than expected business flow. The cuts that we have made do not affect our ability to deliver the high level of quality service that our clients have come to expect from DATATRAK. Additionally, many of the advancements we have made in our eClinical product suite have resulted in the ability to deploy trials faster and with more efficient use of technology instead of human resources. This efficiency is embodied in our Enterprise Transfer capability and as more clients pursue this route, less workload is required from our Operational Group. These factors also contributed to our ability to confidently scale back costs without concerns about quality. On the Sales and Marketing side of the equation, we are putting in place a much more sophisticated marketing effort, supported by hiring the most experienced sales people we can recruit in the U.S. and Europe who have had decades of exposure and experience in this industry. We have multiple candidates in the final round of selection that represents successful sales experiences at all 3 of our major competitors in this specific industry sector. They are interested in DATATRAK because of our focus on a complete eClinical solution for the industry. Our Marketing and Sales efforts have been the weakest part of our company and have been frustratingly disproportionate with the innovativeness of our offering. We have always been conservative with our cash and we held the belief that focusing on delivery, quality and satisfaction to our clients would be a significant factor in attracting business. Inexplicably to me at least, this has often not been the case. Therefore, we are intensely focused on this important area with a back-to-basics theme of people, process and partners. Our new Vice President of Sales, Mr. Matt Delaney was the Director of Corporate Strategy during the very rapid growth years at Dell Computer where he reported directly to Kevin Rollins. Let me be clear in stating that we believe DATATRAK offers the most superior, most efficient, most scalable and most extensible technology platform of any of our competitors and is the only one currently capable of being a true stand alone “Enterprisable” solution. Our Development Team is proving that we can satisfy the technological objectives of our current and future clients with every new release and progressive advancement of our product suite. At the recent Drug Information Association (DIA) meeting in Atlanta, we were visited by two notable consulting firms who critically reviewed the functionality of DATATRAK eClinical and came away with statements like, “no other company has these capabilities” and “you have raised the bar for the entire industry.” These were exact quotes. Since they are presumably unbiased and objective consultants in this industry that know well the technology of all of the providers, we took those comments to be meaningful and confirmatory that we are delivering on the technology portion of our strategic vision. It was because of the recent frustration with the length of time it has taken to close new business throughout this year that many noticed I did not have my normal level of enthusiasm and optimism in the last Call even though we have faced tougher times than what we have right now. The interest shown at the recent DIA meeting has reaffirmed my belief and our strategy and re-energized my efforts to build the right Sales and Marketing Team. I knew that we had to take these steps but didn’t want to accept that after all we had done in the past twelve years to position DATATRAK as the technology leader in the market, that we had to step back and regroup. Now that these initiatives are underway, our focus is pinpointed on escalating the Marketing and Sales effort to an unprecedented level. We need to marry the DATATRAK product advancements with an equally aggressive marketing and sales effort to make sure that our message and capabilities are understood and appreciated clearly by our customers. We believe it is only a matter of time before what many have recognized about DATATRAK eClinical, such as the consultants I just mentioned, filters across the global industry. In order to prove that our Strategic Plan and product offering is the right one, we need to deliver strong growth metrics. Those metrics are first and foremost for investor’s backlog, revenue and earnings growth. Our nearer term objectives are to deliver substantiated signs of progress from a combination of new and expanded customer relationships and a broader global footprint and backlog growth throughout the remainder of 2007. Let me mention a few highlights of the DIA Meeting summary. This year’s DIA Meeting was unprecedented for us in terms of brand recognition and exposure of our technology. Our requests for information rates have been very high since the meeting, including from large pharma companies who previously selected other solutions. Our request for proposal activity is also up. Two weeks ago, all at the same time, we had representatives from DATATRAK demonstrating our product suite in Japan, London, India, Du Bois and Iceland. The meetings in Japan were with 80 representatives from 36 companies and it occurred directly as a result of progressive relationships, which were more firmly established at this year’s Annual DIA Meeting and shortly thereafter. Just this week, we received our first bid request for a project from an Indian contract research organization. The DIA Meeting this year continued to confirm that our strategy of being the first company to fulfill a unified eClinical offering is on the right track; though in a deliberately moving industry this will take some more time to become evident from the financial perspective. We are in discussions with several potential customers around the world that have selected a more limited offering from one of our competitors that are now circling back to view and evaluate our eClinical suite and the advancements we have designed into our product. I will take a couple of minutes to talk about the progress with potential Enterprise license customers. In the last Call, we introduced our Enterprise Business Model that is an option primarily geared toward our larger customers that have bigger pipelines of future clinical trials. This is available now in addition to our traditional trial-by-trial pricing model. We also explained why this model has advantages for both the customer and for DATATRAK. We chose to introduce this to our shareholders because of our optimism that several customers would transition to this model by year-end and we desired to help you understand it now so that future announcements relating to it would be better understood and basic questions would be already answered. I am pleased to tell you that several Enterprise candidates whom we have been discussing this model with for several months are continuing to advance in that direction. We are continuing to educate as many key decision makers at these candidate companies as possible regarding the advantages to this approach for them and for us. As you can guess, there are many discussions being had with multi departments, from Clinical, Data Management, Contracting and at the Executive level before formal and final decisions can be made on multi-million dollar multi-year contracts. We remain optimistic that several customers will adopt this model by year-end 2007. All but one of the customer candidates I reference above are current and solid customers of DATATRAK. They are all continuing to start new clinical trials on a trial-by-trial basis during their evaluation of the new Business model and that is just fine with us. This week, one of these candidate companies ordered 2 new trials valued at $450,000 under the more expensive to them, trial-by-trial mode. This has not been included in the current backlog figure as we are awaiting signatures to come from the client. A couple of sentences about the dismissal of the Patent suit. This is a succinct summary of the dismissal of the Patent litigation with Dataside that we announced last week. Both of our products, DATATRAK EDC and DATATRAK eClinical did not infringe on the Patent. We paid nothing except for our defense costs of approximately $400,000. We can sell both products in the market with impunity. The reference in the Release to potential future royalty payments for DATATRAK products which may be released in the future which implement Dataside’s Patent is a moot point as we will never do that. Since this provision had no impact on us, we did not care if we accepted a license or not. Some of these highlights are pointed out in the 8-K Filing that was also done last week. To summarize, I would like to reiterate our perspective on this entire industry. It is important to realize as one evaluated this market that most of our competitors see the same vision we do. It is one that incorporates a complete eClinical offering but virtually no provider other than DATATRAK has the extensible foundation upon which to leverage this vision into reality. Most providers, including us from 1998 to 2006, grabbed the low-hanging fruit from the earliest adopters in the clinical trial market by offering simply EDC to create revenue streams and basically in order to survive; all the while realizing that this approach was backing one self into a corner by simply reacting to the present and not planning for the future. Legacy technology pathways chosen for the present would become limitations for the future. The Dataside Patent and architecture is a prime example that was frozen in the last 1990’s timeframe, as are some of the core architectures of our competitors. As customer needs and demands continue to shift towards eClinical solution, those that are stranded with point solutions can only struggle to try and integrate unrelated architectures from unrelated providers because starting over with a new and advanced platform at this stage of industry advancement is unattainable. The window would be missed. Some are spending tens of millions of dollars to acquire the pieces and parts that they don’t yet have. The fact that some had to raise the money to do so is a clear testimony of an insufficient offering for what most view as the future. DATATRAK already has in our single eClinical platform most of these pieces and parts that others are seeking. The integration approach of our competitors and the one that they are pursuing has usually failed in other industries and will likely fail here not to mention the serious validation issues surrounding every version change from multiple product offerings that are not under a singular development effort. I am often asked what I would lose sleep over? I lose no sleep over our strategy, our products or our product development or our hosting capabilities, or our support services or our delivery capabilities or the commitment of the people we have on the DATATRAK Team. I have lost sleep in the past over our Marketing and Sales results but those are hopefully moving behind us at this point and time. While one always wishes things would move faster, be assured that we share your concerns about our recent financial performance and we are working hard to provide the tangible results, which will support much of what I have discussed here today. At this point and time, Terry and I would be happy to answer questions.

OPERATOR:	At this time if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” to remove yourself from the list. Again, to ask a question, please press “*” followed by “1” on a touchtone phone.
     Our first question comes from Tim Gray of Potomac Capital.

TIM GRAY:	Good afternoon.

DR. JEFFREY GREEN:	Hello

TIM GRAY:	Quick question. The revenue this Quarter, how much of it was to the old Citrex legacy business and how much of it was sort of a newer platform that was purchased?

TERRY BLACK:	We haven’t normally broken that out but it is somewhere in the neighborhood of about 25 is eClinical new platform and 75% is EDC platform.

TIM GRAY:	25 okay so versus when the new product was purchased, can you give us any sense... is that grown at all... some semblance that at least the new initiative is getting some traction?

TERRY BLACK:	Absolutely gaining traction that is our key part that we are selling today.

TIM GRAY:	Okay, so what kind of I guess deceleration of growth rate of the core business... sort or should we estimate or when does that sort of go away or how long... what kind of ramp does that go down in the next couple years.

DR. JEFFREY GREEN:	We will be running trials with the previous platform until early 2010. In terms of a percent reduction, do you have any thoughts on that Terry?

TERRY BLACK:	I think it simply runs down, you’ll see the lion’s share going through ’07 here and then it begins to taper off pretty rapidly in ’08 so the percentages will probably start shifting just the opposite of what they are today (Cross Talk) in ’08.

DR. JEFFREY GREEN:	In ’08, right.

TIM GRAY:	And you are entertaining here that at the present, your competitors are barking up the wrong tree but yet they are growing 30 plus percent and you are sort of doing the opposite, so how long is it going to take the industry to figure out that you do have the right solution when it looks like you guys are diverging?

DR. JEFFREY GREEN:	That is a really good question Tim and that’s the one that we ask ourselves everyday and sometimes pull our hair out about. I would say that competitors, probably singular there; to my knowledge the only one that is quantifiable is Phase Forward and the way I look at that is the filing. Their strategy was a very good one four or five years ago when they purchased Clintrial because in an industry that has been in an exorable slow to a dot, it probably was a pretty good idea to purchase a ten year old legacy architecture that they had embedded in their process and would be very difficult for them to shift. So that is the way I look at the situation on why that traction and why that growth continues because at the same time you are having an acceleration of EDC efforts and if you’ve got anchored a backend system that you’ve had for years and now you want to use EDC it would make intuitive sense to at least in the beginning to utilize the product of EDC from the company that also happens to on your backend system dug in your organization. So that certainly doesn’t exist with all customers but it certainly exists at the big guys who are capable of doing the hundreds of trials a year and that’s the way I look at the market. How long will it take before the market shifts to do that? I do not have an answer for but I can tell you that we do have current customers who have decided to abandon backend CDMS systems and move forward without that so I would say that is in its early stages of that thought process. But how long it will take the whole industry; I don’t have an answer for you.

TIM GRAY:	But basically the new platform you said is about 25% of revenue, so you are doing about $750,000 a Quarter in the new platform. Can you give us some kind of understanding of why with that amount of revenue run rate, why there is confidence that it is scaleable, that it is international at such a small number?

DR. JEFFREY GREEN:	I can address that from several aspects. First of all, I can speak very briefly about our road trip that we had in Japan recently, visiting 36 companies. Many of those companies had picked other competitors to do their trials and they were not happy with those choices in our current competitive market with those companies ability to scale. When they looked at the applications that we have within our eClinical suite, they sort of reached the same conclusion that the consultants did at the DIA Meeting; this platform is superior to anything else we’ve seen. So I guess it would still remain that we have to prove to them that we can scale but certainly we proved to that clientele not a small sampling that we had a much more extensible platform all in one place. So that would be my main answer to that question.

TIM GRAY:	Okay, thank you very much.

DR. JEFFREY GREEN:	Yip

OPERATOR:	Again, to ask a question, please press “*” then “1” on your touchtone phone; and it looks like our next question comes from Peter McMullin of Jesup and Lamont.

PETER MCMULLIN:	Hello Dr. Green, how are you?

DR. JEFFREY GREEN:	Good Peter, how are you doing?

PETER MCMULLIN:	Good! Let me look at the question a little differently. Tim was looking at it but we are going through a transition, we thought that coming out the other way that you know things would be fine but now it looks like this transition is taking more time. I know you don’t believe in... or don’t give guidance anymore but can you give the shareholders some idea of you know how you see the future quarters and when we get back to say breakeven, the adequacy of the cash reserves in the meantime?

DR. JEFFREY GREEN:	Okay, let me try to walk that fine line Peter, but I respect your question and will give you an answer. Obviously, what we’ve seen in terms of decline in revenue of ’07 so far, ’07 is going to turn out to be a very lackluster year. Our goal for the second half is, as I said create the relationships; get some of these Enterprise deals closed that we believe will come to fruition, which by the way I could add on with the previous question. We wouldn’t be having these Enterprise discussions if we did not have a broad platform so that would probably be the second part of the answer to Tim’s question. To hopefully create significant growth and backlog with the signing of these Enterprise deals in the latter half of this year and give us some momentum moving into ’08. To be a little bit more specific but not give guidance, it would not be surprising to see us continue to have a rocky road in the last two quarters of this year and have financials that undulated from being flat to maybe even going lower before we crawl out of this. I would not expect anything significant to happen to the revenue expectation over the next two quarters, quite frankly because there is not enough time to transition new signings into revenue. However, there is time to create momentum in relationships and backlog growth and that is what we have to focus on and also manage our expenses and cut our cash bleed as much as we possibly can.

OPERATOR:	Our next question comes from Graham Ryan of Bears Capital.

GRAHAM RYAN:	Hello Dr. Green.

DR. JEFFREY GREEN:	Hello

GRAHAM RYAN:	I’m just following on that last question so do you feel that the cash balance is adequate enough to get you out of the hole? (Cross Talk)

DR. JEFFREY GREEN:	Right now, it is $1.4 Million dollars for the Quarter. That is also why we gave you the expenditures that we had for the lawsuit, which was $400,000 so part of that cash burn certainly related to that which will be gone. We have $10.8 Million dollars in cash and so you can sort of do that math on your own. What we are hoping will be interspersed in there is several Enterprise deals which will give us license fees up front and help the cash flow situation as well as an augmentation of new business with our new V.P of Sales emphasis on his back-to-basics approach in blocking and tackling.

GRAHAM RYAN:	What is the... what is the severance expense going to look like for new few quarters? Is it largely behind you guys or is it going to extend out?

TERRY BLACK:	It might extend out because we are evaluating our expenses and resources on a continuous basis.

GRAHAM RYAN:	Okay and the last thing is there anything unusual going on in accounts payable, kind of a jump there, didn’t know?

TERRY BLACK:	Nothing unusual, more of timing issue.

GRAHAM RYAN:	Yeah, thanks a lot.

OPERATOR:	The next question comes from Doug Fisher of PPCF Capital.

DOUG FISHER:	Yeah, hi Dr. Green, a quick question just on the backlog composition might be helpful if you can give us some feel for kind of how much of that is the eClinical platform and how that might compare to say 6 or 9 months ago?

TERRY BLACK:	We don’t necessarily track at that detail level but the way to look at it right now would probably be on backlog, probably 50-50 at this point.

DOUG FISHER:	And you kind of had the gasses going back two or three quarters. I guess people... I am looking at the current Financial Results and I am not seeing the momentum build and just looking at how that eClinical is flowing into the backlog. It might help to show how the business is starting to ramp.

TERRY BLACK:	Well eClinical flow should be very similar to historically what we had with EDC products; it is just that we have more products to offer out there. That is what our frustration is. We have this platform, it is broader, there are more services but it is taking longer to get the business. That is our challenge today.

DR. JEFFREY GREEN:	The other thing Doug is we have signed some EDC version in 4 trials with the previous platform with a customer that underwent Enterprise transfer (we called it technology transfer back then) because they already made the investment but there is no active selling of the old platform so Terry’s certainly right, the predilection of the backlog being in favor of eClinical is certainly there and should continue to be that way, especially with... hopefully with the Enterprise deals that we are working on.

DOUG FISHER:	Okay and kind of regard what the Enterprise deals come to fruition, I think you mentioned that the majority of the clients you are talking to about those deals are current clients anyway. If you think about kind the RFTs and win rates and things like that, the momentum coming out of the IA, etc., and then also looking at the existing backlog and how that is going to burn off over the next couple of quarters, is it possible to kind of look at the end of the year and guesstimate where the backlog is likely to be? Is it likely to be at similar levels or up from here or what would you say?

DR. JEFFREY GREEN:	Well if we get the Enterprise deal signed since the way those are structured that we went through on the last Call. All of the technology piece for those multi year deals would go into backlog at the time of signing. That wouldn’t indicate that the backlog could rise very rapidly as a result of the Enterprise deal when they are signed.

DOUG FISHER:	I understand that and I guess in the absence of that, just as these existing clients that are contemplating taking a plunge continue to sign business on kind of a onesie and twosey basis. Is that going to be enough you think to offset the burn off of the existing backlog from which obviously the old platform (Interrupted)

DR. JEFFREY GREEN:	I believe it will Doug, for the following reason. The people that are talking to us about Enterprise deals, it only makes sense for them economically if they have a fair number of clinical trials in their pipeline that they are looking at over the next several years; and I am just going to give you a range of sort of 10 to 50 clinical trials that they are looking at. If they don’t go the Enterprise route and that is a challenge for some of these folks to think about because this is a completely different way of signing up trials instead of getting your bid on Thursday from a decision you made on your clinical trial and your program committee on Tuesday, you are now looking at things on a multi-year level. They are going to be doing those projects anyway and if they do them on a trial-by-trial basis, they don’t get the advantageous pricing so proportionately your backlog for each one of those trials although they come on one by one, your backlog for each one of those studies is higher. So it certainly will help backlog figures to go up more rapidly to sign everything as a block. I mean that is pretty easy to understand. But if they continue to go as we call them the trial-by-trial mode, proportionately those projects are going to be larger in price because they don’t get their discount.

DOUG FISHER:	Okay and just one or two other things. Can you talk about how average trial size has changed over the last kind of 3 to 6 months with the one question and then the 3 or 4 people you are talking about potential Enterprise clients? To your knowledge are they using any other electronic platforms right now or are they using data on the eClinical platform exclusively?

DR. JEFFREY GREEN:	I’ll take the second question first. The Enterprise candidates are only using us so that is not a concern that they are going to be shopping it around. That doesn’t exist. The average contract size is about the only positive thing that I have sort of say from the metrics and economic standpoint. The average contract size during this Quarter had risen to $290,000 and the average contract size throughout the first six months was $220,000. So both of those numbers are up above the $150,000 average that we talked about I think a couple Conference Calls ago which did go in the direction that we had hoped which is as more experience occurs, the eClinical platform and the clients order more capabilities from that platform, your average contract size has the chance to be larger.

DOUG FISHER:	Okay that is helpful. Thanks very much.

DR. JEFFREY GREEN:	Yip

OPERATOR:	Our next question comes from Peter McMullin of Jesup and Lamont.

PETER MCMULLIN:	Dr. Green, back again. What are the things you thought would be expanded? The product line, your hit ratio went up you know quite nicely. You come in on a numerically... just what happened in the last Quarter that was no new clients or just... you know the news has been rather sparse so that is one question. The second question on the

Enterprise you know what are the issues it takes so long. Is it bureaucratic, is it negotiating... just if you could comment on that a little bit, I would appreciate it?

DR. JEFFREY GREEN:	Sure, I think people are aware of our announcement strategy. We don’t announce every deal. We did sign new contracts during the Second Quarter. None of the contracts had any special significance, either in terms of size of the trial or size of the budget so there really wasn’t anything to announce that deviated from our current strategy. That was disappointing to us; I had hoped that we were going to be able to announce the closure of at least one of the Enterprise deals in the Second Quarter. That did not happen yet at that time although those are still in the brewing stage. Here are the discussions that are going on and the challenges for the clients as they think about this. Our customers have always asked that they would like a more predictable way to price their clinical trials in a world that has no predictability to it, which is clinical research. You can imagine that is a desire of Chief Financial Officers everywhere to look at a program of development or a set of trials and say, this is what my data collection or review costs are going to be for the next 3 to 5 years for these programs. Our Enterprise structure gives them that, at least for the technology piece and they can remove the service component which is the only other fluctuating piece of those budgets by doing the work themselves. So we in essence we have delivered exactly what they have been asking for the past several years. Here is the rub for them. In return for the advantageous pricing and the fixed technology costs for a 3 to 5 year period of time, they are expected to make fixed payments for that volume of data that they are expecting to process; whether their trials are on hold or not. They are not used to doing that. When their trials are on hold, they like their costs to go away but you can’t have a fixed budget at a fixed price for 5 years without an advantage to the company in providing that and one of our sales people when we first devised this asked us then what are they really buying? And what they are buying is the rights to use our platform for that period of time at a fixed budget and that is the give on our part and the take on our part is that those prices are fixed and it is amortized on a revenue basis every month over the life of that license deal. That is the way you buy licenses in software. So that is the consternation in discussion that we are having and as I said, we are talking to the Data Management people who are usually behind this and they are very supportive. We are talking to Clinical people who are supportive as well. We are talking to the Executives who like the ability to fix their prices and fix their cost and then we get to the Contract Office and they haven’t cut deals like this with either CROs and most of them haven’t cut deals like this with any EDC or eClinical provider either; so it is a brand new territory for them. We are having multiple meetings, multiple discussions, educating people and we are being patient to explain it. At the same time they have clinical trials they are pressured to get done which is why they then come to us and say, well, we don’t have the Enterprise deal done yet but we have to do a budget for these studies. Let’s do it the same way we did the last one and that is why they are still ordering the trial-by-trial business and it has not affected that. So that is kind of the situation in a nutshell.

PETER MCMULLIN:	Thank you.

DR. JEFFREY GREEN:	Yip

OPERATOR:	Again, to ask a question, please press “*” then “1” on a touchtone phone. We have a question from Frank Lazar of Financial America.

FRANK LAZAR:	(Cross Talk) I am confused a little bit. You know you want... previous Conference Calls were fairly conservative but optimistic that of one or two of these Enterprise deals. And now it has been 3 or 4 months... I mean you maintain and you are... these consultants indicate to you that you have the best platform. I mean there must be something, pricing or what is the negotiating tool they are using. What objectives are you getting?

DR. JEFFREY GREEN:	To the Enterprise deal or to our platform?

FRANK LAZAR:	The Enterprise deal. The Enterprise, I’m sorry.

DR. JEFFREY GREEN:	The Enterprise deal consternation is what I just went through with Peter is... this is a completely different way for them to contract for their data management, collection and review services and they have done before. This industry is typically sending out RFPs to multiple CROs, multiple providers, pricing them on a project-by-project basis, doing commodity bidding with them and then believing they are getting the best possible deal that they can even though it may take 6 to 8 weeks to repetitively structure those agreements and those meetings with the providers with every trial you have. We are pitching that that is a lot of wasted time and that the way you get efficiency in your organization is to standardize on an information platform, leverage that investment, get an annuity of training, do not repeat your contracts and your negotiations with every single study and that is the way you rapidly develop your programs. In an industry that has been doing the former way I explained to you for decades; that doesn’t change overnight. To me, as I said, it is inexplicable to me why if they have confidence in our product and as I answered with Doug, all of these groups have already picked our product, they are ordering trial-by-trial and they are not looking at other providers. It is getting them over the hump that they are now under this agreement, locked into guaranteed payments for a multi-year period of time. And that is just completely... although it is more efficient to me, it makes better business sense. It is a different way of them doing business. I didn’t expect it because what we heard for the past couple years is, — oh, I wished I had fixed prices — I wish I knew what my costs were for all of my programs — I don’t like the change orders when I change scope to continue to get bills and invoices for changing scope. So then we fixed those problems with this approach.

FRANK LAZAR:	So their delay or reluctance hasn’t changed your concept of going ahead with Enterprise, right?

DR. JEFFREY GREEN:	No, absolutely not. Whenever we have a client that really appreciates our technology and maybe they use it a couple of times and then they see how powerful it is and want to use it. Our Sales people are pitching the Enterprise option of very early for them to think about and if they don’t want to go down that route, that’s fine. They are welcome to just keep ordering trial-by-trial. We are not pressuring them but we are making it known that I believe this is a more efficient option for them and it is a better deal for us, it is more visibility. But it has been very time consuming, I agree with you. I have been frustrated by it to but it does not dampen the belief that this is where this industry will have to go if it is going to get efficiencies in cost and time.

FRANK LAZAR:	Okay, thank you Jeff.

OPERATOR:	Our next question comes from Andrew Bugyis of Mesirow.

ANDREW BUGYIS:	Doc, let me ask you a question. When we first started this whole process, you had often referred to the people inside the pharma companies who controlled this vast network of worker bees who were doing all of this stuff internally and they were making up the budgets and they were designing the questionnaires and everything. Is this a little bit of whose ax is being gored? I mean do the people running the show inside the pharma companies afraid that what you are basically talking about, no matter how you describe it, is out sourcing and their little kingdom is going to go away?

DR. JEFFREY GREEN:	I think that has been, depending upon which company you are talking about, that has existed for quite a few years. As somebody said I think at one of the Investor’s Conferences I was at, everybody in this market that we are in represents a disruptive technology. And that is a true statement because we are disrupting the way they have normally done business and everybody has done business for decades with the manual paper method and that is still the lion’s share of this market. None of us should forget that yet. And that is why we have the consulting effort because we have gone in and done consulting jobs, several of them, and the customers are very appreciative when they do it because depending upon the client, some of them actually didn’t know where to start or what to change and they actually needed some help and guidance in doing that. Once they get those SOPs and processes in place and this is how you should do it and this is how you should structure your contracts, then they can really start talking about efficiency.

ANDREW BUGYIS:	But it is kind of impossible to believe that we have a clustering of those most inefficient people in this one area of pharma companies and CROs. The rest of American business seems to have been reasonably flexible and changed over time. Is there something peculiar about this group of people that causes them to resist this more vehemently?

DR. JEFFREY GREEN:	Well you’ve got a very... up until recently, I think we have all been reading the reports on patent drugs coming off and generics picking them up and representing trillions of dollars of market cap coming out of branded pharmaceutical companies. However, up until these things started happening, you had other than the oil industry, one of the most successful industries in the world that was creating a lot of earnings and a lot of cash flow and sometimes you can get comfortable with that type of economic security and don’t believe that you need to change anything. That has been one of the blessings and the curses of this industry. The blessing is we have got customers who have cash; they always pay their bill. We don’t have doubtful receivables on our account and that is all gray. On the other hand, you’ve got customers who also have a lot of resources and don’t feel a sense of urgency that it has to be done immediately. We, and all of our competitors, have faced those challenges for year. It is getting better because the world is gradually moving to this for all of the reasons we’ve talked about for a long, long time. It should have moved faster than this and it should be moving faster than this.

ANDREW BUGYIS:	But you know your White Paper of quite awhile ago about the cost efficiency of this, the time to get to market that is being shortened, the actual dollar amount being spent to bring it direct to market. I mean is there no competition... I mean isn’t there some logic still involved in the first one to market. I mean are these drug companies really competing. I mean isn’t there some advantage to getting to the market first and spending less money to do it? And doesn’t that in and of itself on a simplistic basis advance the theory that they should use this product?

DR. JEFFREY GREEN:	Based upon my 25 years in this business, I would think that would be exactly as you stated, yes.

ANDREW BUGYIS:	Okay, so nobody gets it. Nobody understands why this isn’t happening? Is that right?

DR. JEFFREY GREEN:	It is obviously happening well with Phase Forward that we have talked about. Their numbers are good, their growth is good but as I told everybody, that is based upon a 10 year old legacy technology that was embedded in large firms and now phased forward strategy with their raising of their secondary which they clearly told investors on their road shows to buy the pieces and parts they don’t have and slam them together. We do not believe that is going to be an efficient way, however, I cannot prove to any of you with our financial numbers that our way is definitively right at this time either. I believe this is the right strategy, the most efficient and it is the most extensible for all of the technology reasons we have been through but we can’t prove it yet.

ANDREW BUGYIS:	I mean I believe when you and I discussed this phase forward in the past that one of the ways... it is just that the pharmas are not just... that one of the features is that the pharmas are following the path of public resistance. They have exposure to these people already so it is easy for them to get into a new discipline with them because they have been exposed to them. I think we had discussed that this was probably some portion of their success, yet when we had this license agreement with SAS who had their toe in 90% of the pharma market or something and they had those relationships. They were unable to penetrate their existing customers with our product.

DR. JEFFREY GREEN:	That is correct and that strategy made sense at the time. It still makes sense now because we delivered what we said we would do which was reviewable data from around the world into a warehouse automatically dumped every 24 hours or sooner if people wanted it and we built that and nobody came. MetaData has now done a deal with SAS just like we did so you know best of luck to them. But back to the Phase Forward situation, even if there is a sector of the market that goes with the embedded process that is the easy decision for them, if this market grows to 1-2-$3 Billion dollars eventually that we have talked about for years, there is room for 4 or 5 of us to do very well and high tide should raise all boats. So I wish best of luck to everybody in this sector because if we just raised the adoption rate everywhere, everybody will get their fair share and at this point and time, other than phases grow, you can’t point to anybody that is at that level right now. Medway is private right now, you have no idea what their numbers are. You see what our situation is and then there is everybody else. So when people say... I think one of the early questions was competitors, a plural number, that can only be verified for one of them.

ANDREW BUGYIS:	Well the frustration level has got to be at its peak right now and maybe that is a good sign.

DR. JEFFREY GREEN:	Well it is and don’t forget Andy, we’ve... I’ve been at this for 15 years.

ANDREW BUGYIS:	I’m sure it only feels like 100!

DR. JEFFREY GREEN:	(Laughter) I probably feel like you sound.

ANDREW BUGYIS:	(Laughter) Okay thanks Doc I appreciate it.

DR. JEFFREY GREEN:	All right.

TERRY BLACK:	Next question?

OPERATOR:	The next question comes from Peter McMullin of Jesup and Lamont.

PETER MCMULLIN:	Hey again, just to... can you talk a little bit about the Sales and Marketing and who... and how much is in place and does your new Sales Manager have experience with pharma companies just ... and how are you going to approach that and is that indeed a longer term project? Thank you.

DR. JEFFREY GREEN:	Good question Peter. Matt Delaney actually joined us about 5 months ago with the Consulting Group. He developed the Partner Program at Dell and he was at Dell at a time where I believe their stock split 6 times and experienced very rapid growth, dealing close with customers in the Partner Program and distinguishing Dell as being the group to go with in a probably tough price competitive market which I would think exists for computer hardware. So that is Matt’s experience and I think one of the things we have to tackle here is to create a coalescence of partners and people that are committed to what we are doing to buy in for the long term so that skill set is already there. What he is doing a lot of now is taking a lot of the Marketing and Sales Team on the back-to-basics approach in terms of having the right people and we are hiring Sales people now with experience in this sector. We don’t have time to train people although you can go back and forth and say a sales capability is good whether you are selling unrelated software or selling in this industry. On the other hand, as many of these questions have indicated, this industry isn’t the most straightforward in the world and there are a lot of nuances to it but you need to understand and appreciate that only comes with experience. So from the Field Sales people, that is what we are looking at in them. We are doing a very good job of educating Matt on a lot of these nuances but most of the things he is putting into place are blocking and tackling Sales techniques and finding the right people to do that; building a consensus among the Team. And the other strong point that we have talked long about here at DATATRAK and I’ve scratched my head a lot about is we probably need to develop a very crisp and clear marketing message and I am sure we will figure out what that is but we are interviewing for top level Marketing Directors at this point and time. The message to me is something like this is the Enterprisable platform or this is the platform to build your future on and we have to make that crystal clear to some of these folks and as Andy said weave into that the value proposition and other than presenting those facts of the value proposition, the time and enterprisability. That makes sense to me that that message has to get through so we need somebody who is an expert at delivering marketing messages to do that and that is a contradiction for some of our people because at the same time we were cutting expenses, we are investing in Market and Sales because I have to be honest and say, that is our only problem. Our problem isn’t the software. Our problem isn’t delivery. Our problem isn’t service. Our problem isn’t hosting. Our problem is Marketing and Sales.

PETER MCMULLIN:	Thank you.

OPERATOR:	Our next question comes from Tim Gray of Potomac Capital.

TIM GRAY:	Yeah, just need you to further the point on there is only one competitor that we consider... the point is actually growing I guess. In talking to some consultants who actually work for you know the big pharmas to figure out which one of you guys to buy I guess it is intuitively to infer from discussing with some of these people who are in talking to Phase Forward specifically that it sounds as though from my perspective anyway that who is winning the bulk of these deals that Phase Forward as well as MetaData. The analogy that you get from you know numerous people at Phase Forward is that figure this as email you know 20 years ago there was a different bunch of different email packages and also it turned out to be one or two of the people ended up using. I guess the big pharmas want multiple sources but they want one or two or three, they don’t need seven or eight. So I think... maybe can you talk a little bit about that... like it... there has got to be something going on and the pharmas that choose to go with Phase Forward, they are not ignorant, stupid people, these are very, very smart people making you know multi-million dollar decisions on where they are going in the future so I’ve got... I’ve got to understand... so what are we missing or you’ve got to give them some credence. I would imagine that Phase Forward is doing something right.

DR. JEFFREY GREEN:	Okay, I guess... let me start with the question first. You could sort of use the same sort of strategy with CROs yet there are about 600 of them in the world. No one has standardized on a big guy like Quintiles or Covants but yet there are 600 providers of CROs. The only thing I will say about MetaData and they have actually been reasonably quiet lately too in terms of press releases. Last year things appeared to be going gangbusters for them yet in a market that was very frothy here at record levels up to about 4 weeks ago or 6 weeks ago whenever the downturn with the mortgage situation started; one would have thought they would have been on a road show for an IPO. That might suggest that maybe it might not be the leadership position that perhaps what the consultants told you. The other thing that I can mention is that during our road show in Japan, it is well known what providers are currently over there because it has been well publicized and its Oracle, Phase Forward and MetaData and the 36 companies we met with; several of them had already made a choice even though they are smart and well-educated individuals, many of those companies felt that they made the wrong choice after experience had pointed some things out to them. I don’t think that situation is cut and dry yet.

TIM GRAY:	Okay that remains to be seen. Okay thank you very much.

OPERATOR:	Our next question comes from Andrew Bugyis of Mesirow.

ANDREW BUGYIS:	Doc, have you ever lost a customer that you know of to Phase Forward?

DR. JEFFREY GREEN:	Yes

ANDREW BUGYIS:	Have you ever taken any away from Phase Forward?

DR. JEFFREY GREEN:	Yes, previously it was 8 and it is now 7.

ANDREW BUGYIS:	8 goes in which column? 7 goes in which column? I mean how many customers have you lost to Phase Forward that you know of?

DR. JEFFREY GREEN:	That were with us and then switched?

ANDREW BUGYIS:	Right

DR. JEFFREY GREEN:	That we lost in a competitive situation?

ANDREW BUGYIS:	No, and were with you and switched?

DR. JEFFREY GREEN:	Within the last several years, only 1 comes to mind.

ANDREW BUGYIS:	Okay and the opposite? How many customers have you taken that have been with Phase Forward?

DR. JEFFREY GREEN:	There were 8 but 1 of those 8 switched back after a Consultant visit with their Senior Executives.

ANDREW BUGYIS:	All right then you are 8 to 1 or 7 to 1 on that and in terms of the quality of the product and the reason people would pick yours over someone else’s... there was this Gardner Group Study that was very, very elaborate that if you read the results correctly, they said you had the best product.

DR. JEFFREY GREEN:	Yeah it was Forrester.

ANDREW BUGYIS:	Forrester, sorry, Forrester.

DR. JEFFREY GREEN:	Gardner is doing an evaluation right now.

ANDREW BUGYIS:	All right, so once again, the gentleman who spoke before me or 2 people before me, you said these people were smart and like I said also there can’t be a cluster of idiots there in this pharma company. So if that is true and Forrester said it and lets assume Gardner is going to say the same thing and you are taking business away from Phase Forward faster than they are taking it away from you — what is the answer here?

DR. JEFFREY GREEN:	Well the part that we have lost severely on, lets get back to the CDMS embedded system. All of the Lillys and Glaxos and Mercks, the larger companies, were more likely to have those embedded systems and they did. So the clients that it made most sense to go with Phase Forward over DATATRAK on were the larger ones and the larger ones deliver more revenue to the provider.

ANDREW BUGYIS:	But this isn’t an obligation or something... just like there is a whole bunch of CROs out there, there is a whole bunch of pharma companies and biotech companies and everybody so if you get 15 middle guys instead of 1 big guy, the revenue should be the same or close to it.

DR. JEFFREY GREEN:	That is correct and there are a lot of companies that don’t have a CDMS system at all and have no intention of having one because it is old technology and an old concept designed for paper. But the bigger companies who are more difficult and more complex to change because of their size, those are the ones that was the path of the least resistance at the time, not the path of innovativeness, the path of least resistance.

ANDREW BUGYIS:	But the bulk of these things are still being done paper and pencil so if a guy doesn’t have an advantage to go with Phase Forward, then you are a head-to-head competition then if your product is better according to Forrester and hopefully, according to Gardner, everything should be okay, right?

DR. JEFFREY GREEN:	And about 40 of our customers have made that decision.

ANDREW BUGYIS:	Okay that is correct. Okay it is hard to figure out what is going on here. All right, thanks.

DR. JEFFREY GREEN:	Yip

OPERATOR:	Dr. Green, at this time we have no further questions.

DR. JEFFREY GREEN:	All right and thank you everyone and we will talk to you next Quarter. Bye